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                                  EXHIBIT 10(c)

                        The Scotts Company 2000 Executive
                              Annual Incentive Plan



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                               THE SCOTTS COMPANY
                2000 EXECUTIVE ANNUAL INCENTIVE PLAN (THE "PLAN")

1. OBJECTIVES

         Provide strong financial incentives consistent with and supportive of corporate strategies and objectives.

         Contribute toward a competitively attractive compensation program for all associates participating in the Plan ("Participants").

         Encourage team effort toward achievement of corporate financial and strategic goals.

2. PARTICIPATION

         Eligibility and level of participation is primarily based on band and job measurements.

         Participants must be actively employed in an eligible position for at least 13 consecutive weeks during the Plan Year. Participants must be employed on the last day of the fiscal year to be eligible for a payment. Participants who terminate their employment during the Plan Year, except in cases of retirement, will not be eligible for an incentive payment, prorated or otherwise. The Participants covered by the Plan will not be eligible for any other cash incentives of the Company (exception: SMGP).

         Participants shall not have any right with respect to any award until an award shall, in fact, be paid to them.

         The Plan confers no rights upon any associate to participate in the Plan or remain in the employ of the Company. Neither the adoption of the Plan nor its operation shall in any way affect the right of the associate or the Company to terminate the employment relationship at any time.

3. PAYOUTS

         The Plan is designed to recognize and reward performance against established financial targets and personal goals. Payouts for each Participant in the Plan will be calculated pursuant to the Plan in the following manner:

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         (a)      A Target Payout Percentage shall be established for each
                  Participant. Payouts will be based on that applicable percentage of each Participant's average fiscal 2000 base salary.

                  The Actual Payout Percentage shall be determined by multiplying the Target Payout Percentage by a Weighting Factor determined by each Participant's Performance Measurements. Once obtained, the Actual Payout Percentage shall be multiplied by an award percentage based on the actual results attained for each Performance Measurement as compared to the targeted performance for each Performance Measurement (i.e., 100% at target). The process shall be completed by adding the resulting percentages obtained for each of the Performance Measurements to determine each Participant's incentive payment.

         (b) Schedule A attached hereto lists all Performance Measurements for fiscal 2000 and sets forth the minimum target and maximum performance parameters for each Performance Measurement. Performance above and below target performance goals will be incrementally calculated so Participants will receive a prorated payout calculated on a straight-line basis.

         (c) The target Personal Goal bonus percentage shall be paid if all personal goals are achieved on average. Performance between levels shall be rewarded according to a payout percentage assigned by the CEO, President, CFO and/or the Participant's manager.

4. SUPPLEMENTAL AWARDS

         A pool for supplemental awards (the "Supplemental Pool") will be generated to provide recognition to associates who are not eligible for participation in the Plan and whose individual performance is exceptional. Recipients must be employed on the last day of the fiscal year to be eligible for consideration of an award. The total Supplemental Pool will not exceed 1% of compensation for each business unit or corporate function with awards generally ranging from $500 to $2,000.

5. ADMINISTRATION

         (a) The Plan is to be administered by the Vice President, Global Compensation & Benefits, who will be responsible for:

                  i.       Recommending changes in the Plan as appropriate;

                  ii.      Recommending changes in the payout targets;

                  iii. Recommending additions or deletions to the list of eligible associates; and

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                  iv.      Soliciting recommendations and coordinating payout of
                           the Supplemental Pool.

         (b) The Incentive Review Committee, comprised of the Chief Executive Officer, Chief Operating Officer, Senior Vice President, Human Resources and the Chief Financial Officer are responsible for:

                  i. Approving the percentages by which financial measurements vary from approved budgets and business unit financial performance results;

                  ii.      Additions or deletions of eligible associates;

                  iii.     Adjudicating changes and adjustments; and

                  iv.      Recommending Plan payouts.

         (c) The Compensation and Organization Committee of the Board approves changes in the Plan, to include:

                  i.       Changes in the Plan design;

                  ii.      Changes in the payout percentage;


                  iii. Adjustments, if any, reflecting individual performance of the Chief Executive Officer, President and Executive Vice President(s); and

                  iv.      Payouts to all Participants.

         The Compensation and Organization Committee shall review the operation of the Plan and, if at any time the continuation of the Plan or any of its provisions becomes inappropriate or inadvisable, the Compensation and Organization Committee shall revise or modify Plan provisions or recommend to the Board that the Plan be suspended or withdrawn. In addition, the Compensation and Organization Committee reserves the right to modify incentive formulas to reflect unusual circumstances.

         The Board of Directors reserves to itself the right to suspend the Plan, to withdraw the Plan, and to make substantial alterations in Plan concept.